Exhibit 10.31

NUSTAR

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated Effective as of January 1, 2008

NUSTAR

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

2.2	Frozen Participation	11
2.3	Renewed Eligibility	11

ARTICLE III	VESTING	12

ARTICLE IV	RETIREMENT BENEFIT	12

4.1	Calculation of Retirement Benefit	12
4.2	Form and Time of Payment.	13
4.3	Modification of Pension	13
4.4	Delay of Certain Payments	14
4.5	Application of Code Section 409A Transaction Relief Provisions	14

ARTICLE V	PRERETIREMENT SPOUSAL DEATH BENEFIT	14

5.1	Death Prior to Commencement of Benefits	14
5.2	Death After Commencement of Benefits	14
5.3	Beneficiary Designation Prohibited	14

ARTICLE VI	PROVISIONS RELATING TO ALL BENEFITS	15

6.1	Effect of this Article	15
6.2	Termination of Employment	15
6.3	No Duplication of Benefits	15
6.4	Forfeiture For Cause	15
6.5	Forfeiture for Competition	15
6.6	Expenses Incurred in Enforcing the Plan	15
6.7	No Restrictions on any Portion of Total Payments Determined to be Excess Parachute Payments	16

ARTICLE VII	ADMINISTRATION	16

7.1	Committee	16
7.2	Powers of the Committee	16
7.3	Committee Discretion	16
7.4	Reliance Upon Information	17
7.5	Binding Arbitration	17

ARTICLE VIII	ADOPTION BY SUBSIDIARIES	17

8.1	Procedure for and Status After Adoption	17
8.2	Termination of Participation By Adopting Subsidiary	17

ARTICLE IX	AMENDMENT AND/OR TERMINATION OF PLAN	18

9.1	Amendment or Termination of the Plan	18
9.2	No Retroactive Effect on Benefits	18
9.3	Effect of Termination	18
9.4	Effect of Change in Control	18

ARTICLE X	FUNDING	18

10.1	Payments from Trust	18
10.2	Plan May Be Funded Through Life Insurance	18
10.3	Funding of Rabbi Trust	19

10.4	Ownership of Assets; Release	19
10.5	Reversion of Excess Assets	19
10.6	Participants Must Rely Only on General Credit of the Companies	20

ARTICLE XI	MISCELLANEOUS	20

11.1	Responsibility for Distributions and Withholding of Taxes	20
11.2	Limitation of Rights	21
11.3	Resolution of Disputes	21
11.4	Distributions to Incompetents	21
11.5	Nonalienation of Benefits	21
11.6	Compliance with Code Section 409A	21
11.7	Severability	22
11.8	Notice	22
11.9	Gender and Number	22
11.10	Governing Law	22

NUSTAR

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The NuStar Supplemental Executive Retirement Plan, formerly known as the Valero GP, LLC Supplemental Executive Retirement Plan (hereinafter referred to as the “SERP” or the “Plan”), was established effective July 1, 2006 for the purpose of providing certain highly compensated, management personnel of NuStar GP LLC, formerly known as Valero GP, LLC, and its participating affiliates (hereinafter collectively referred to as the “Company”) a supplement to the retirement benefit they may otherwise receive under the NuStar Pension Plan (the “Pension Plan”) and the Valero Energy Corporation Pension Plan (“VEC Pension Plan”). The Plan is hereby amended and restated, effective as of January 1, 2008, in order to make certain amendments to the Plan necessary to comply with the provisions of Code Section 409A, and to make additional amendments to the Plan, all as set forth herein.

Benefits under the Plan are limited to a select group of management or other highly compensated employees specifically selected by the Committee for participation. The Plan is not intended to constitute either a qualified plan under the provisions of Section 401 of the Code or a funded plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan was established in connection with a spin-off from the Valero Energy Corporation Supplemental Executive Retirement Plan (“VEC SERP”) of the benefits accrued under the VEC SERP with respect to Eligible Former VEC Employees (as defined below). In this connection, it is the intent of the Company that this Plan not constitute a new nonqualified deferred compensation plan, but rather an assumption and continuation of the portion of the Predecessor SERP spun-off and assumed by the Company, effective as of July 1, 2006, with respect to Eligible Employees of the Company who had accrued a benefit under the VEC SERP, and to provide benefits described herein to other Employees who become Participants hereunder.

The Company established the Pension Plan effective as of July 1, 2006, to provide defined benefit pension benefits to eligible Employees of the Company, with respect to future service. Effective as of July 1, 2006, eligible Employees of the Company ceased accruing additional benefits under the VEC Pension Plan and the VEC SERP. It is the intent of the Company that this Plan shall assume the liabilities of the VEC SERP with respect to Eligible Former VEC Employees, and shall provide a single, nonqualified defined benefit to Eligible Former Eligible VEC Employees for their pre-July 1, 2006 benefit accruals under the VEC SERP and their post-July 1, 2006 benefit accruals under this Plan, and that this Plan and the Company shall be solely liable for all benefits due Eligible Former VEC Employees under this Plan and the VEC SERP.

ARTICLE I

DEFINITIONS

All defined terms used in the Pension Plan shall have the same meaning in this Plan, except as otherwise set forth below. Additional terms are defined below.

1.1 Accrued Benefit. “Accrued Benefit” means, as of any given date of determination, the Retirement benefit of a Participant calculated under Section 4.1, offset by the aggregate accrued benefit, as of such date, for such Participant under the Pension Plan and the Prior Pension Plan.

1.2 Actuarial Equivalent or Actuarially Equivalent Basis. “Actuarial Equivalent” or “Actuarially Equivalent Basis” means an equality in value of the aggregate amounts expected to be received under different forms of payment based on the same mortality and interest rate assumptions. For this purpose, the mortality and interest rate assumptions used in computing benefits under the Pension Plan will be used. If, at any time, there is no Pension Plan, then the actuarial assumptions to be used for purposes of this Plan at such time will be those actuarial assumptions deemed appropriate by the actuarial firm selected for such purpose by the Committee.

1.3 Board of Directors. “Board of Directors” means the board of directors of the Company.

1.4 Change in Control. “Change in Control” shall mean the occurrence of one or more of the following events:

(a) Any one person or more than one person acting as a group (a “Group”) shall acquire (whether in one or more transactions) ownership of interests in the Company that, together with interests held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of all interests, of the Company; or

(b) any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership interests in the Company representing 30% or more of the total voting power of all such interests in the Company; or

(c) a majority of the members of the governing body of the Company is replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the governing body of the Company prior to the date of appointment or election; or

(d) any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

The provisions of this Excess Thrift Plan relating to a Change in Control shall be interpreted and administered in a manner consistent with Code Section 409A and the regulations and additional guidance thereunder.

In determining whether a Change in Control occurs, the final regulations under Code Section 409A are intended to control and this Plan shall be administered consistently therewith.

1.5 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6 Company. “Company” means NuStar GP, LLC and any successor by merger, purchase or otherwise.

1.7 Committee. “Committee” means the Benefit Plans Administrative Committee designated by the board of directors of the Company.

1.8 Covered Compensation. “Covered Compensation” means the average (without indexing) of the Taxable Wage Base for the 35 calendar years ending with the calendar year in which a Participant attains social security retirement age (as defined in Code Section 415(b)(8)).

A 35-year period shall be used for all Participants regardless of the year of birth of such Participant. In determining a Participant’s Covered Compensation prior to the Participant attaining social security retirement age, it shall be assumed that the Taxable Wage Base in effect at the beginning of the Plan Year in which such determination is made will remain constant for all future years.

1.9 Credited Service. “Credited Service” means a Participant’s continuing period of employment with the Company (whether or not contiguous), commencing on the first day for which such Participant is paid, or entitled to payment, for the performance of duties with the Company and terminating with the Participant’s final cessation of participation in the Plan. With respect to any full calendar year in which a Participant receives Eligible Earnings in each payroll period as an active Employee, he shall be credited with one year of Credited Service. With respect to any partial calendar year in which a Participant receives Eligible Earnings as an active Employee (such as the calendar year in which employment commences or participation ceases) he shall be credited with a fraction of a year of Credited Service, in the same proportion that the number of payroll periods during such calendar year that he received Eligible Earnings as an active Employee bears to the total number of payroll periods during such year. All partial years of Credited Service shall be aggregated so that a Participant receives credit for all periods of employment regardless of whether the Credited Service is interrupted. Credited Service shall also include, and a Participant shall be credited with, such additional periods of time, if any, as may have been agreed upon by the Participant and the Company in connection with the Participant’s employment, termination or otherwise. For Eligible Former VEC Employees, Credited Service shall also include the service credited for such Employees for benefit accrual purposes under the Valero Energy Corporation Pension Plan. Notwithstanding any other provision of this Plan, for purposes of calculating a Participant’s benefit hereunder, Credited Service shall not include any period of service for which a Participant has received a payment, or is receiving payments, under this Plan, or, for Former Eligible VEC Employees, any period of service for which a Participant has received or is receiving payments under the Excess Pension Plan, the VEC Excess Pension Plan, the VEC SERP, the Ultramar Diamond Shamrock Corporation Supplemental Executive Retirement Plan, or a lump sum payment made prior to January 1, 2002 under the Ultramar Diamond Shamrock Corporation Employees’ Retirement Plan.

1.10 Disability. “Disabled” or “Disability” shall mean the existence of one or more of the following conditions:

(a)	The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)	The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

1.11 Eligible Earnings. “Eligible Earnings” means all compensation paid or payable by the Company to the employee in the form of base salary or wages and bonuses (whether paid or payable in cash or securities or any combination thereof), including therein any amounts of such base salary or wages and bonuses earned which, at the employee’s election, in lieu of a cash payment to him, are contributed to a Plan of Deferred Compensation maintained by the Company, if any. During an approved leave of absence from work without pay, the Participant’s base rate of pay in effect immediately prior to the leave of absence and his/her most recent annual bonus amount paid shall be used in computing his Eligible Earnings.

1.12 Eligible Former VEC Employee. “Eligible Former VEC Employee” shall mean an individual who: (a) became an Employee on or before December 31, 2008; (b) becomes a Participant hereunder; (c) was employed by VEC, or an affiliate of VEC, at any time from and after July 1, 2005; and (d) participated in the VEC Pension Plan.

1.13 Excess Pension Plan. “Excess Pension Plan” means the NuStar Excess Pension Plan, as it may be amended from time to time and any successor plan thereto.

1.14 Final Average Compensation. “Final Average Compensation” means a Participant’s average monthly Eligible Earnings from the Company, and from Valero Energy Corporation prior to the Effective Date of this Plan, for the thirty-six consecutive calendar months that give the highest average monthly rate of Eligible Earnings for the Participant out of all calendar months next preceding the earliest of (a) the date upon which a Participant becomes ineligible for participation in this Plan, (b) the Participant’s Separation from Service, (c) the termination of this Plan, or (d) a Change in Control.

1.15 Monthly Covered Compensation. “Monthly Covered Compensation” means the quotient resulting from dividing Covered Compensation by 12.

1.16 Monthly FICA Amount. “Monthly FICA Amount” means the quotient resulting from dividing by 12 the Taxable Wage Base in effect or assumed to be in effect at the beginning of the calendar year in which a Participant attains social security retirement age (as defined in Code Section 415(b)(8)).

1.17 Normal Retirement Date. “Normal Retirement Date” means the first day of the month coincident with or next following the date on which the Participant attains the age of 65 years.

1.18 Participant. “Participant” means either (a) an employee of the Company who is eligible for and is participating in the Plan or (b) a former employee of the Company who is receiving, or is eligible to receive benefits under the Plan.

1.19 Pension Plan. “Pension Plan” means the NuStar Pension Plan, a defined benefit plan qualified under Section 401(a) of the Code, as it may be amended from time to time and any successor qualified defined benefit pension plan.

1.20 Pension Plan Benefit. “Pension Plan Benefit” means the amount of monthly benefit payable from the Pension Plan which (i) in the case of an unmarried Participant, is based upon a lifetime annuity payable to such Participant pursuant to the provisions of Article 4 of the

Pension Plan, or any successor provision; or, (ii) in the case of a married Participant, is based upon a joint and survivor pension of Actuarially Equivalent Value to the pension otherwise payable to such Participant for life pursuant to the provisions of Article 4 of the Pension Plan or any successor provision.

1.21 Plan. “Plan” means the NuStar Supplemental Executive Retirement Plan, as set forth in this document, and as amended from time to time.

1.22 Plan of Deferred Compensation. “Plan of Deferred Compensation” means any non-qualified deferred compensation plan or arrangement, any Code Section 125 cafeteria plan, or any Code Section 401(k) cash or deferred arrangement maintained by the Company.

1.23 Plan Year. “Plan Year” means the calendar year.

1.24 Rules. “Rules” means the Commercial Arbitration Rules of the American Arbitration Association in effect at the date of commencement of any arbitration hereunder.

1.25 Securities Exchange Act. “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.26 Separation from Service. “Separation from Service” shall mean a separation from service as defined in Code Section 409A and the regulations and rulings issued thereunder.

1.27 Subsidiary. “Subsidiary” means (i) any corporation 50% or more of whose stock having ordinary voting power to elect directors (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned, directly or indirectly, by the Company, and (ii) any partnership, association, joint venture or other entity in which, the Company, directly or indirectly, has a 50% or greater equity interest at the time.

1.28 Surviving Spouse. “Surviving Spouse” means the spouse of a Participant who is eligible to receive a Qualified Pre-retirement Survivor Annuity benefit under the Pension Plan.

1.29 Trust. “Trust” or “Trust Agreement” shall mean the trust, if any, created to fund benefits under the Plan pursuant to Article X.

1.30 Trustee. “Trustee” means the trustee appointed by the Committee, which has accepted the duties of Trustee of the Trust (if any), and any successor trustee appointed by the Committee.

1.31 VEC. “VEC” means Valero Energy Corporation, or any successor entity.

1.32 VEC Pension Plan. “VEC Pension Plan” means the Valero Energy Corporation Pension Plan, as amended from time to time, and any successor defined benefit pension plan.

1.33 VEC Pension Plan Benefit. “VEC Pension Plan Benefit” means the amount of the benefit payable from the VEC Pension Plan to a Participant, which (i) in the case of an unmarried Participant, is based upon a lifetime annuity payable to such Participant pursuant to the provisions of Article 4 of the VEC Pension Plan, or any successor provision; or, (ii) in the case of a married Participant, is based upon a joint and survivor pension of Actuarially Equivalent Value to the pension otherwise payable to such Participant for life pursuant to the provisions of Article 4 of the VEC Pension Plan or any successor provision.

1.34 VEC SERP. “VEC SERP” means the Valero Energy Corporation Supplemental Executive Retirement Plan, as amended from time to time, and any successor plan.

ARTICLE II

ELIGIBILITY

2.1 Eligibility. Any Employee who was (a) an Employee on the Effective Date, and (b) a participant in the VEC SERP shall automatically become a Participant in this Plan. Other Employees shall become Participants in the Plan as of the date he/she is selected by the Committee for inclusion as a Participant in the Plan. Ongoing eligibility and participation of Participants shall be determined by the Committee in its sole discretion, and no Employee shall have a right to initial or ongoing participation in this Plan.

2.2 Frozen Participation. If, at any time, the Committee determines that a Participant is no longer eligible to continue to participate in this Plan, and such employee is still employed by a Company, his/her Accrued Benefit will be frozen as of the date he/she is determined by the Committee to be ineligible. Subject to the provisions of the following paragraph, he/she will later be entitled to his/her frozen Accrued Benefit upon Separation from Service (if, at such time, his/her Accrued Benefit is vested), subject to the requirements of Articles III and IV. The frozen Accrued Benefit will be payable at the time and in the form set forth in Article IV.

Notwithstanding the foregoing provisions, in the event that the Participant has, as of the date of his/her Separation from Service, accrued a vested benefit in the Excess Pension Plan which is greater than his/her frozen Accrued Benefit hereunder, such Participant shall be entitled to receive his/her Accrued Benefit under the Excess Pension Plan, and shall not be eligible for any benefits hereunder. Under no circumstances shall a Participant be entitled to benefits under both this Plan and the Excess Pension Plan. The Surviving Spouse of a Participant whose Accrued Benefit is frozen at the time of the Participant’s death shall not be entitled to any death benefit under this Plan. A Participant whose Accrued Benefit is frozen at the time of incurring a Disability shall not accrue any further service either for accrual or vesting purposes, after the Disability occurs so long as the Participant’s Accrued Benefit in this Plan is frozen. If the frozen Accrued Benefit is less than the benefit which could otherwise be provided without this limitation, then the benefit will not exceed the Participant’s frozen Accrued Benefit. Additionally, if any of the events described in Article VI should occur, the Participant whose Accrued Benefit is frozen shall be subject to having his frozen Accrued Benefit either restricted in amount or forfeited in accordance with Article VI.

2.3 Renewed Eligibility. If an Employee who is a Participant becomes ineligible to continue to participate under Section 2.1 above, but remains employed by an adopting Company, and, subsequently, the Committee determines that the Employee is eligible to participate in this

Plan again, the Participant will, except as may otherwise by determined by the Committee in its sole discretion, be given Credited Service for the intervening period during which he/she was not eligible to participate, will have his/her Final Average Compensation computed as though the freeze had never occurred, and will be treated for all purposes as though his/her participation had not been interrupted.

ARTICLE III

VESTING

Except as otherwise set forth herein, a Participant’s Accrued Benefit shall vest pursuant to the following vesting schedule:

Participant’s Years of Credited Service	Vested Percentage

Less than 5	0%
5 or more	100%

Notwithstanding the foregoing, the portion of a Participant’s Accrued Benefit attributable to Credited Service attained on or after January 1, 1996, shall vest only upon the occurrence of the Participant’s (i) death, (ii) Disability, or (iii) Separation from Service after the Participant has attained age 55 and 5 years of Credited Service. In the event of the Participant’s Separation from Service prior to attaining age 55 and 5 years of Credited Service for any reason other than death or Disability, the Participant’s Accrued Benefit hereunder shall be forfeited, and, in such case, the Participant shall be eligible for benefits determined under the Excess Pension Plan if, and to the extent, the Participant satisfies the eligibility criteria for benefits under such plan.

Notwithstanding the foregoing provisions, a Participant’s Accrued Benefit (whether attributable to Credited Service earned prior to, on, or after, January 1, 1996) shall vest upon the occurrence of a Change in Control, upon termination of the Plan pursuant to Section 9.1, or if the adopting Subsidiary employing such Participant terminates its participation in the Plan and such Participant’s participation in the Plan is not promptly continued through employment by another adopting Subsidiary.

ARTICLE IV

RETIREMENT BENEFIT

4.1 Calculation of Retirement Benefit. Subject to the following provisions of this Section 4.1, the provisions of Section 4.3 and Article III; the pension payable under the Plan shall be an amount equal to the sum of (i) plus (ii) minus (iii) where: (i) equals 1.60% of the Participant’s Final Average Compensation multiplied by his number of years of Credited Service; and (ii) equals .35% multiplied by the product of his number of years of Credited Service (not to exceed 35 years) times the excess of his Final Average Compensation over the lesser of (a) 1.25 times his Monthly Covered Compensation, or (b) the Monthly FICA Amount; and (iii) equals the sum of the Participant’s Pension Plan Benefit and VEC Pension Plan Benefit.

The pension payable under the Plan, as determined above, shall be further reduced by the equivalent amount the Pension Plan Benefit and the VEC Pension Plan Benefit are increased as a result of increases in the amount of maximum benefits payable from qualified plans in accordance with Code Section 415, or any successor provision (as permitted under Code Section 415 and the regulations and other guidance issued thereunder). If a Participant’s benefits commence prior to his Normal Retirement Date, the monthly pension payable to such Participant shall be subject to adjustment for earlier than normal retirement using the adjustment factors provided for in the Pension Plan.

4.2 Form and Time of Payment.

(a) Time of Payment. Benefits under the Plan shall be made or commence upon the Participant’s Separation from Service or, for benefits payable under Article V, on the first day of the month following the Participant’s death, or as soon as reasonably practical thereafter (and in any event within 90 days thereafter).

(b) Form of Payment to Participant Upon Separation from Service. For distributions that become payable on or prior to December 31, 2007: (a) in the event that the present lump-sum Actuarial Value of a Participant’s benefit at Separation from Service is $50,000 or less, such benefit shall be paid in a single lump sum cash payment; and (b) in the event that the present lump-sum Actuarial Value of a Participant’s benefit at Separation from Service is greater than $50,000, such benefit shall be made available to the Participant only in the form of the monthly annuity payment forms available to the Participant under the Pension Plan which are Actuarial Equivalent lifetime annuities. Any optional annuity form normally available under the Pension Plan that is coordinated with such Participant’s Social Security benefit, or is not an Actuarial Equivalent lifetime annuity, shall not be an available optional payment form under this Plan. The amount of the benefit payments hereunder shall be calculated by the actuary for the Pension Plan applying actuarial factors used under the Pension Plan.

Notwithstanding the foregoing paragraph, all distributions that become payable on or after January 1, 2008 (including the remaining portion of monthly annuities which commenced prior to January 1, 2008), shall be payable in a single lump sum payment. The remaining portion of a benefit that commenced in the form of a monthly annuity prior to January 1, 2008, shall be paid in a single lump sum payment on or as soon as reasonably practical after January 31, 2008 (but in any event within 90 days of such date). Such lump payments shall be calculated by the actuary for the Pension Plan applying actuarial factors used under the Pension Plan.

4.3 Modification of Pension. The Committee shall have the right to modify the calculation of the benefit payable to any Participant as it may desire from time to time; provided, however, that any such modification shall not result in a reduction of the benefit payable below the amount set forth above in Section 4.1. In addition, except as expressly provided for herein, benefits payable under this Plan to any Participant shall not affect any other right or entitlement a Participant may have by contract or otherwise. In addition, the amount of benefits payable to a Participant under this Plan may be modified by written agreement entered into between the Participant and a Company. If so modified, the provisions of such written agreement shall prevail in determining the amount of such Participant’s benefits under this Plan. No modification contemplated in this Section 4.3 shall modify or affect the form and timing of benefit payments under this Plan as provided for in Section 4.2 hereof.

4.4 Delay of Certain Payments. With respect to any Participant who is a “specified employee,” as defined in Code Section 409A and the regulations and rulings issued thereunder, any benefit that becomes payable by reason of such Participant’s Separation from Service shall be delayed for a period of six (6) months following such Participant’s Separation from Service (except to the extent that the payment of such benefit is not subject to Code Section 409A, or is subject to an exception to such delay in payment). Upon commencement of any benefit delayed by application of this Section 4.4, the benefit payable to the Participant shall be determined as of the Participant’s Separation from Service, and the first payment shall include all payments that would have otherwise becomes payable during the period of such delay. The provisions of this Section 4.4 shall not apply (a) with respect to any benefit that becomes payable for reasons other than Separation from Service, or (b) if, at the time of such Participant’s Separation from Service, no stock of the Company is publicly traded on an established securities market or otherwise.

4.5 Application of Code Section 409A Transaction Relief Provisions. Notwithstanding any other provision of this Plan, between January 1, 2005 and December 31, 2008, the Plan was administered in compliance with applicable transition relief provided by the U.S. Treasury Department and/or the Internal Revenue Service under applicable guidance, including Notice 2005-1, the Temporary Regulations issued under Code Section 409A, Notice 2007-78, and Notice 2007-86.

ARTICLE V

PRERETIREMENT SPOUSAL DEATH BENEFIT

5.1 Death Prior to Commencement of Benefits. In the event that a Participant dies prior to commencing payment of his benefit hereunder, the Participant’s Surviving Spouse shall receive a single lump sum payment on the first day of the month following the date of the Participant’s death (or as soon as reasonably practical, but in any event within 90 days of such date), such payment to be equal to fifty percent (50%) of the amount the Participant would have received if he/she had experienced a Separation from Service on his date of death.

5.2 Death After Commencement of Benefits. Upon the death of a Participant at or after the date that the Participant has commenced payment of his benefit hereunder, there is no separate death benefit, and the Surviving Spouse shall be entitled to receive only the survivor portion of any benefit otherwise payable, if any, based, if applicable, upon the form of annuity elected by the Participant under Section 4.2. For benefits which have been paid in a lump sum under Section 4.2 hereof, no additional death benefit shall be payable hereunder.

5.3 Beneficiary Designation Prohibited. Since the only death benefit payable under this Plan (if any) is to a Surviving Spouse, no Participant shall have the right to designate a beneficiary to receive death benefits hereunder.

ARTICLE VI

PROVISIONS RELATING TO ALL BENEFITS

6.1 Effect of this Article. The provisions of this Article will control over all other provisions of this Plan.

6.2 Termination of Employment. Termination of employment for any reason prior to the Participant’s vesting under ARTICLE III or Article V, if applicable, will cause the Participant and any Surviving Spouse to forfeit all interest in and under this Plan.

6.3 No Duplication of Benefits. It is not intended that there be any duplication of benefits. Therefore, in no event will a Participant and/or such Participant’s Surviving Spouse qualify for a benefit under both Articles IV and V.

6.4 Forfeiture For Cause. If the Committee finds, after full consideration of the facts presented on behalf of both the Company and a Participant, that the Participant was discharged by a Company for fraud, embezzlement, theft, commission of a felony, proven dishonesty in the course of his employment by a Company which damaged the Company, or for disclosing trade secrets of a Company, the entire benefit accrued for the benefit of the Participant and/or his Surviving Spouse will be forfeited even though it may have been previously vested under Article III. The decision of the Committee as to the cause of a former Participant’s discharge and the damage done to the Company will be final and binding on the Participant and all other parties. No decision of the Committee will affect the finality of the discharge of the Participant by the Company in any manner. Notwithstanding the foregoing, no forfeiture should be permitted pursuant to this Section following Plan termination or a Change in Control unless pursuant to resolution consistent with the provisions of Section 11.3.

6.5 Forfeiture for Competition. If, at the time a distribution is being made or is to be made to a Participant, the Committee finds after full consideration of the facts presented on behalf of the Company and the Participant, that the Participant at any time within two years following his termination of employment from all Companies and without written consent of a Company, directly or indirectly owns, operates, manages, controls or participates in the ownership (other than through ownership of less than 5% of the common stock of a publicly traded entity), management, operation or control of or is employed by, or is paid as a consultant or other independent contractor by a business which competes with the Company by which he was formerly employed in a trade area served by the Company and in which the Participant had represented the Company while employed by it; and if the Participant continues to be so engaged 60 days after written notice has been given to him, the Participant shall, promptly upon request by the Committee, repay to the Company all amounts previously paid to the Participant hereunder. Notwithstanding the foregoing, no such repayment shall be required pursuant to this Section following Plan termination or a Change in Control.

6.6 Expenses Incurred in Enforcing the Plan. The Company will pay a Participant for all reasonable legal fees and expenses incurred by him/her in successfully contesting or disputing his termination of employment by a Company or in successfully seeking to obtain or enforce any benefit provided by this Plan if such termination occurs or a benefit is payable following a Change in Control.

6.7 No Restrictions on any Portion of Total Payments Determined to be Excess Parachute Payments. Notwithstanding that any payment or benefit received or to be received by a Participant in connection with a Change in Control, or the termination of his employment by a Company, would not be deductible, whether in whole or in part, by a Company or any affiliated company, as a result of Section 280G of the Code, the benefits payable under this Plan shall nevertheless not be reduced.

ARTICLE VII

ADMINISTRATION

7.1 Committee. The Plan shall be administered by the Committee.

7.2 Powers of the Committee. The Committee will have the exclusive responsibility for the general administration of this Plan according to the terms and provisions of this Plan and will have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

(a) to make rules and regulations for the administration of this Plan;

(b) to construe all terms, provisions, conditions and limitations of this Plan;

(c) to correct any defect, supply any omission or reconcile any inconsistency that may appear in this Plan;

(d) to determine all controversies relating to the administration of this Plan, including but not limited to:

(1) differences of opinion arising between a Company and a Participant, and

(2) any question it deems advisable to determine in order to promote the uniform administration of this Plan for the benefit of all interested parties; and

(e) to delegate, without limitation, by written notice to the Company’s Chief Financial Officer, the Trustee, the Committee or any other designee, powers of investment and administration as well as those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of this Plan.

7.3 Committee Discretion. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan may use its sole discretion and judgment. Any decision made or any act or omission, by the Committee in good faith shall be final and binding on all parties and shall not be subject to de novo review.

7.4 Reliance Upon Information. The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s actuary, the Company’s independent accountants or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.

7.5 Binding Arbitration. Notwithstanding any other provision of this Plan, any claims relating to or arising out of this Plan, which are not resolved under the foregoing provisions of this Article VII, shall be submitted to, and settled by, mandatory and final arbitration in accordance with the Company’s dispute resolution program.

ARTICLE VIII

ADOPTION BY SUBSIDIARIES

8.1 Procedure for and Status After Adoption. Any Subsidiary of the Company at the date of adoption of this Plan, and any entity becoming a Subsidiary of the Company after such date of adoption, may adopt this Plan by appropriate action of its board of directors or other governing body. Any power reserved under this Plan to the Company may be exercised separately by each such Subsidiary adopting the Plan; provided, however, that (i) powers reserved under this Plan to the Board of Directors or the Committee shall be exercised only by the Board of Directors of the Company or the Committee, and (ii) powers reserved under this Plan to the Company shall be exercised only by the Company. Each Subsidiary adopting the Plan delegates to the Committee exclusive administrative responsibility for the Plan. However, the Company may allocate the costs of Plan benefits among the Companies in any reasonable manner such that each Company shall bear the costs of participation by those Participants who are or were employees of such Company. Each Subsidiary, by adopting this Plan, and in consideration of the like undertakings of the other adopting Subsidiaries, agrees that the obligations and liabilities of the Company(ies) for the payment of benefits to any Participants (and to any person claiming through a Participant) hereunder shall be the joint and several obligation of each Subsidiary adopting the Plan, not solely of the Company employing or previously employing a Participant. Accordingly, each such adopting Subsidiary agrees that, to the extent permitted under Section 10.4, each Participant (and any person claiming through a Participant) shall have recourse and a right of action to enforce benefits payable under this Plan against any and all Companies contemporaneously participating in the Plan during the period of such Participant’s Credited Service.

8.2 Termination of Participation By Adopting Subsidiary. Any Subsidiary adopting this Plan may, by appropriate action of its board of directors or other governing body, terminate its participation in this Plan. The Committee may, in its discretion, also terminate a Subsidiary’s participation in this Plan at any time. The termination of the participation in this Plan by a Subsidiary will not, however, affect the rights of any Participant who is working or has worked for the Subsidiary as to benefits previously vested under Article III of this Plan.

ARTICLE IX

AMENDMENT AND/OR TERMINATION OF PLAN

9.1 Amendment or Termination of the Plan. The Company reserves the right in its sole discretion, to suspend, amend or terminate this Plan at any time or from time to time, in whole or in part for whatever reason it deems appropriate.

9.2 No Retroactive Effect on Benefits. No amendment will affect the rights of any Participant to the Retirement benefit provided in Article IV previously accrued by the Participant or will change a Participant’s rights under any provision relating to a Change in Control after a Change in Control has occurred without his consent. However, the Board of Directors retains the right at any time to change in any manner the Retirement benefit provided in Article IV but only as to accruals after the date of the amendment.

9.3 Effect of Termination. If this Plan is terminated, then (i) no further Retirement benefit will accrue, and (ii) all Plan Participants in active employment of a Company (including Participants whose Accrued Benefit is frozen pursuant to Section 2.2) shall become fully vested. In the event of the termination of the Plan, the Accrued Benefit payable to each affected current or frozen Participant (or Surviving Spouse) shall be determined as of such date of termination and shall be paid at such time and in such form as it would be otherwise payable under the terms of the Plan.

9.4 Effect of Change in Control. Upon a Change in Control, the benefits of all Participants hereunder shall immediately become fully vested. Additionally, the Committee may, within the period beginning thirty (30) days prior to the effective date of the Change in Control, and ending twelve (12) months after the effective date of the Change in Control, make an irrevocable decision to terminate the Plan (and all deferred compensation plans maintained by the Company which must be aggregated with the Plan under Code Section 409A) and distribute all benefits to Participants. In the event of such termination following a Change in Control, the accrued benefits of each Participant (determined as of the date of Plan termination and calculated in the manner provided for in this Plan) shall be distributed in the form of a lump sum payment within twelve (12) months following the termination of this Plan. In the absence of such Plan termination, a Change in Control shall not alter the time and manner of the payment of benefits hereunder, and all benefits shall be paid at the time and in the manner as they would otherwise be paid in accordance with the provisions of this Plan.

ARTICLE X

FUNDING

10.1 Payments from Trust. As set forth in Section 8.1, the Companies are jointly and severally liable to pay the benefits due under this Plan. The Company may establish, but shall not be required to establish a Trust to provide for the funding of benefits hereunder.

10.2 Plan May Be Funded Through Life Insurance. It is specifically recognized that the Company may, but is not required to, purchase life insurance so as to accumulate assets sufficient to fund obligations under this Plan and that the Company may, but is not required to contribute any policy or policies it may purchase and any amount it finds desirable to the Trust or any other trust established to accumulate assets to fund obligations under this Plan. However, under all circumstances, the Participants will have no rights in or to any such policies.

10.3 Funding of Rabbi Trust. To the extent the Company establishes a Trust hereunder, the Company may make contributions of cash or other assets to the Trust, but shall not be required to make contributions thereto in any amount. Notwithstanding the foregoing, the Company may require that a Subsidiary adopting the Plan make contributions to the Trust in an amount sufficient to satisfy the liability accrued under the Plan to Participants while employed by such Subsidiary.

10.4 Ownership of Assets; Release. All policies of insurance or other assets contributed to the Trust, if any, (or to any other trust established for the purpose of funding benefits hereunder) pursuant to Sections 10.2, 10.3 or otherwise shall be contributed by the Company, and all such policies or other assets shall be owned solely by the Company immediately prior to such contribution. No Participant shall contribute policies or assets to the Trust. As an internal accounting matter, the Company may allocate liabilities under the Plan to the various Subsidiaries adopting the Plan. The Company may charge or allocate all or any part of such contributions to Subsidiaries adopting the Plan in any reasonable manner determined by the Company in accordance with generally accepted accounting principles, and may record the amounts so allocated as obligations owing among the Company and such Subsidiaries. The Company may also allocate or distribute assets received by it from the Trust pursuant to Section 10.5 hereof to such Subsidiaries in any reasonable manner determined by the Company in accordance with generally accepted accounting principles. However, notwithstanding the fact that a Subsidiary may be deemed to have a claim against the Company with respect to such contributions or distributions, no Subsidiary shall at any time own or be deemed to own or have any contingent, reversionary or other beneficial interest in any portion of the policies and other assets held in the Trust or any claim, against the Trustee or otherwise, with respect thereto. Each Subsidiary, in consideration of the mutual covenants herein contained, for itself, its successors, assigns, representatives, administrators, trustees and other persons claiming by, through or under such Subsidiary, hereby irrevocably and forever releases and relinquishes (i) any and all rights, claims and interests (beneficial, reversionary, actual, contingent or otherwise), known or unknown, asserted or unasserted, which it has or may have, or may hereafter have, in or with respect to the Trust, the Trust Fund (as such term is defined in the Trust Agreement) and the policies and assets now or hereafter from time to time contributed or contributable thereto, held therein or thereby, or distributable therefrom or thereby, and (ii) any claim, demand, action or cause of action whatsoever which it has or may have, or may hereafter have, against the Trustee, its successors or assigns, with respect thereto.

10.5 Reversion of Excess Assets. Assets held pursuant to the Trust, if any, shall not be loaned to any Company. However, the Company may, at any time, request the actuary who last performed the annual actuarial valuation of the Pension Plan to determine the Actuarial Equivalent of all Accrued Benefits under the Plan, assuming all Accrued Benefits to be fully vested (whether they are or not), as of the end of the Plan Year coincident with or last preceding such request. If the fair market value of the assets held in the Trust as of that same date, as determined by the Trustee, exceeds the Actuarial Equivalent of the Accrued Benefits of all

Participants and Surviving Spouses by not less than 25%, then the Company may direct the Trustee to return to the Company that part of the assets which is in excess of 125% of the Actuarial Equivalent of the Accrued Benefits. Additionally, the Company may direct the Trustee to return to the Company any assets of the Trust in order to comply with any legal requirements or to avoid any unintended tax or other adverse consequences as determined by the Committee. If the Plan is terminated, all assets held in the Trust following the ultimate distribution of all Accrued Benefits under the Plan shall revert to the Company.

10.6 Participants Must Rely Only on General Credit of the Companies. The provisions of Sections 10.2 and 10.3 notwithstanding, it is specifically recognized by the Company and the Participants that this Plan is an unsecured corporate commitment and that each Participant (and any Surviving Spouse or other person claiming through a Participant) must rely upon the general credit of the Company for the fulfillment of its obligations under this Plan. Nothing contained in this Plan or in the Trust Agreement will constitute a representation, covenant or guarantee by the Company that the policies and assets transferred to the Trust (or any other trust established for the purpose of funding benefits hereunder) or the general assets of the Company will be sufficient to pay any or all benefits under this Plan. Neither this Plan nor the Trust creates any secured or priority position, preferential right, lien, claim, encumbrance, right, title or other interest of any kind in any Participant in any policy or other asset held by the Company, contributed to the Trust (or any other trust established for the purpose of funding benefits hereunder) or otherwise designated to be used for payment of any obligations created in this Plan. No policy or other specific asset of the Company has otherwise been or will be set aside, or has been or will be pledged in any way for the performance of obligations under this Plan, which would remove the policy or asset from being subject to the claims of the general creditors of the respective Company. The Trust Agreement (and any other agreement entered into to fund obligations under this Plan) shall specify that, with respect to their benefits under this Plan, the Participants (and any Surviving Spouse or other person claiming through a Participant) are only unsecured general creditors.

ARTICLE XI

MISCELLANEOUS

11.1 Responsibility for Distributions and Withholding of Taxes. The Company shall calculate the amount of any distribution payable to a Participant hereunder, and the amounts of any deductions required with respect to federal, state or local tax withholding, and shall withhold or cause the same to be withheld. However, any and all taxes payable with respect to any distribution or benefit hereunder shall be the sole responsibility of the Participant, not of any Company, whether or not the Company shall have withheld or collected from the Participant any sums required to be so withheld or collected in respect thereof and whether or not any sums so withheld or collected shall be sufficient to provide for any such taxes. Without limitation of the foregoing, and except as may otherwise be provided in any separate employment, severance or other agreement between the Participant and any Company, the individual Participant or Surviving Spouse, as the case may be, shall be solely responsible for payment of any excise, income or other tax imposed (i) upon any payment hereunder which may be deemed to constitute an “excess parachute payment” pursuant to Section 4999 of the Code, (ii) based upon a theory that any additional or excise tax is required under Section 409A of the Code, or (iii) based upon any theory of “constructive receipt” of any lump-sum or other amount hereunder.

11.2 Limitation of Rights. Nothing in this Plan will be construed:

(a) to give a Participant or other person claiming through him any right with respect to any benefit except in accordance with the terms of this Plan or an agreement modifying rights under this Plan;

(b) to limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time;

(c) to evidence any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or for any particular remuneration; or

(d) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor.

11.3 Resolution of Disputes. It is agreed that any and all disputes, claims, (whether tort, contract, statutory or otherwise) and/or controversies which relate in any manner to the Plan shall, subject to the provisions of Article VII, be submitted to the Company’s established dispute resolution program applicable to employees generally.

11.4 Distributions to Incompetents. Should a Participant or a Surviving Spouse be incompetent at the time any payment is due hereunder, as determined by the Committee in its sole discretion, the Company is authorized to make such payment to the guardian or conservator of the incompetent Participant or Surviving Spouse or directly to the Participant or Surviving Spouse or to apply those funds for the benefit of the incompetent Participant or Surviving Spouse in any manner the Committee determines in its sole discretion.

11.5 Nonalienation of Benefits. No right or benefit provided in this Plan will be transferable by the Participant, except upon his death to a Surviving Spouse as provided in this Plan. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Surviving Spouse becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit will, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Surviving Spouse, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.

11.6 Compliance with Code Section 409A. This Plan is intended to comply with the requirements of Code Section 409A, and shall be so interpreted and administered. Beginning January 1, 2005 and prior to the effective date of this Plan restatement, the Plan was administered in good faith compliance with Code Section 409A using certain of the transition relief available under temporary regulations and other guidance.

11.7 Severability. If any term, provision, covenant or condition of this Plan is held to be invalid, void or otherwise unenforceable, the rest of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.

11.8 Notice. Any notice or filing required or permitted to be given to a Company, the Committee or a Participant will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company, acting on behalf of the Company or Committee, or to the residential mailing address of the Participant last known by the Company. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.

11.9 Gender and Number. If the context requires it, words of one gender when used in this Plan will include the other gender, and words used in the singular or plural will include the other.

11.10 Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has executed this amended and restated Plan on this 19th day of December, 2008, to be effective as of the 1st day of January 2008.

NUSTAR GP, LLC

By	/s/ Steven A. Blank